Exhibit 99.2

Key Patent on Applications of New Ion Source Awarded to VIASPACE Subsidiary

Wednesday September 28, 9:20 am ET

Strengthens VIASPACE in Developing Miniature and Portable Instruments for Homeland Security/National Defense

PASADENA, Calif., Sept. 28 /PRNewswire-FirstCall/ — VIASPACE Inc. (OTC Bulletin Board: VSPC — News), announced that its subsidiary company, Ionfinity, was issued its fifth patent (U.S. Pat. No. 6,943,345) on September 13, 2005. The patent entitled “Soft ionization device and applications thereof”, relates to a wide variety of devices that incorporate Ionfinity’s proprietary ionization source with detectors, and is expected to lead to detection instruments with higher sensitivity and allowing tabletop laboratory instruments, such as mass spectrometers, to be miniaturized and made portable. Potential uses include homeland defense/national defense markets and industrial process control. Applications of this patent also could include DNA sequencing and other biological applications. The patent announcement was made by Dr. Carl Kukkonen, CEO of VIASPACE.

Viaspace’s Ionfinity subsidiary is developing mass spectrometry technology for industrial process control and homeland security/national defense applications. Ionfinity has a contract with the Navy to develop a portable mass spectrometer to detect industrial chemicals and chemical warfare agents in air and water samples. The company also has a contract from the US Air Force to apply the soft ionization membrane technology to electric propulsion for nano satellites.

The soft ionization membrane, invented by Ionfinity cofounder, Frank Hartley, formerly at NASA’s Jet Propulsion Laboratory, is a new technique to produce ions which are then used in a variety of commercial and defense applications. The soft ionization membrane produces ions very efficiently without fragmenting the samples as many other ionization techniques do. This leads to higher sensitivity and allows tabletop laboratory instruments, such as mass spectrometers, to be miniaturized and made portable.

Ionfinity has four other patents on its soft ionization membrane technology (U.S. Pat. Nos. 6,828,552, 6,642,526, 6,610,986 and 6,940,074) and has an exclusive license from Caltech to U.S. Pat. No. 6,921,906 which relates to the use of an ionization membrane in connection with a rotating field mass spectrometer.

About VIASPACE: Unparalleled Knowledge. Unparalleled Solutions.

VIASPACE is a diversified technology company with unparalleled knowledge and expertise in energy/fuel cells, microelectronics, sensors, homeland security & public safety, information & computational technology, and RFID. Founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory, and from relationships with research laboratories, universities, and other organizations within the advanced technology community. For more information, please visit our website at www.VIASPACE.com, contact Investor Relations at (888) 359-9558 or IR@VIASPACE.com, or Public Relations at PR@VIASPACE.com.

Forward Looking Statements

The statements made herein that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are present expectations and actual events and results may differ materially due to the impact of factors such as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations, changes in consumer and business consumption habits and other risks and uncertainties detailed in VIASPACE’s SEC periodic reports and filings. We undertake no obligation to update these forward-looking statements.

Source: VIASPACE Inc.